OPTICAL CABLE CORPORATION
                                                   5290 Concourse Drive
                                                   Roanoke, VA 24019
                                                   (NASDAQ: OCCF)



AT THE COMPANY:                                AT THE FINANCIAL RELATIONS
BOARD:
Robert Kopstein          Ken Harber            Michael Lawson - General Info.
Chairman & CEO           VP of Finance         Christine Mazurek - Analyst Info.
(540) 265-0690           (540) 265-0690        Deanne Eagle - Media Info.
kopstein@occfiber.com    kharger@occfiber.com  (212) 661-8030



                  32% SALES GROWTH FUELS ACROSS-THE-BOARD GAINS
                          AT OPTICAL CABLE CORPORATION
            Third Quarter Operating Income Up 36%, Net Income Up 26%

ROANOKE, Va., September 6, 2000 -- Optical Cable Corporation (Nasdaq: OCCF) today announced double-digit sales, operating income, and net income growth for the fiscal third quarter of 2000. The Company posted revenues of $16.7 million for its fiscal third quarter ended July 31, 2000, a 32.1% increase from the same period last year. Net income for the third quarter increased 25.9% to $2.3 million, up from $1.8 million for the third quarter of 1999.

The Company also announced that it will affect a three-for-two stock split for shareholders of record on September 8, 2000, with an effective date of September 29, 2000. Assuming completion of the split that will result in 56.709 million diluted shares outstanding, reported earnings per diluted share for the third quarter of 2000 was $0.04, compared to $0.03 per diluted share for the third quarter of 1999.

With three quarters of fiscal 2000 completed, Optical Cable Corp. is on pace for a banner year. Revenues for the first nine months totaled $41.0 million, and trends are expected to continue enabling the Company to easily surpass total 1999 annual revenues of $50.7 million. The Company pointed out that its impressive third quarter gains affirm the strength of Optical Cable Corp.'s core business, with operating income of $3.9 million, a 36.1% gain from the same period last year. Management said the strong pace of growth has shown no signs of abating, with record order input of $21 million for the last three months, the highest in the Company's history. Monthly order input totals were:
June -- $6.7 million, July -- $6.4 million and August -- $7.9 million.

Commenting on the Company's strong financial performance, Robert Kopstein, President and Chief Executive Officer, said "I think we'll continue to see strong double-digit growth going forward. The demand for broadband, high-speed Internet services is universal, and it's driving wholesale infrastructure changes, especially for business customers looking for "last mile" solutions. Businesses are eager to minimize any obstacle to speed and capacity, and are beginning to understand the answer is end-to-end fiber."


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According to Mr. Kopstein, Optical Cable is particularly well-positioned to capitalize on the growing demand for close-in, "last mile" fiber deployments. "Our tight-buffer construction allows for long cable pulls through building and up multi-floor risers," he said. "And, unlike gel-filled tube solutions, our fiber optic cable meets building safety codes in regard to flammability."

Optical Cable Corp.'s flame retardant, indoor/outdoor cables are used for optical fiber based systems within buildings, as well as connecting to long-haul cable in an outdoor environment. Mr. Kopstein noted that industry experts have forecasted demand for flame retardant cables to grow by more than 40% a year, due largely to the increase in the number close-in fiber deployments. "The trends bode very well for Optical Cable Corp.," said Mr. Kopstein. "As optical fiber reaches closer to businesses and homes, I believe demand for our product will grow even faster."

During the third quarter of 2000, Optical Cable Corp. negotiated several new significant sales orders. The Company's fiber optic cable will be used to automate the Panama Canal, requiring enough cable meters to traverse the Canal's length several times. Mr. Kopstein said that authorities are updating the Canal's communication infrastructure in an effort to achieve maximum traffic efficiencies.

Additionally, in late July Optical Cable Corporation won a $1.5 million contract with one of the country's largest discount, general merchandise retailers. The contract comprises three million feet, or 600 miles, of fiber optic cable to be installed in over 1,000 of the giant retailer's stores, streamlining electronic links between various points-of-sale and a sophisticated, just-in-time, inventory management system.

"Optical Cable was chosen as the sole supplier of fiber optic cable for this project based on the clear mechanical superiority of our fiber optic cable," said Mr. Kopstein. "We conducted a number of product demonstrations for this client, underscoring our fiber optic cable's unparalleled resistance to impact and crush forces, as well as its overall tensile strength. Sometimes our cable outperformed the competition by as much as ten fold."

Mr. Kopstein explained that such stress considerations are crucial for such close-in, LAN-type deployments, since installation usually requires that cable be pulled throughout a building's infrastructure and up multi-floor risers, all without any signal degradation.

"This specific retailer was clearly focused on the robust performance of our cable," said Mr. Kopstein, "and it has indicated it plans to continue fiber optic deployment to all of its nearly 3,000 stores."

According to Mr. Kopstein, Optical Cable is particularly well-positioned to capitalize on the growing demand for close-in fiber deployments. "Our tight buffeted fiber optic cable technology is ideally suited for the ends of a network, or the last mile," said Mr. Kopstein. "It addresses the needs of private networks which often involve installations between and among buildings. Installers and end-users know that our cable will not only survive harsh outdoor environments and difficult installation processes, but it will also, for instance, meet flammability requirements for use inside the buildings." Mr. Kopstein believes that Optical Cable is becoming the cable of choice for the private networks market, noting that it is currently the most stocked cable among the country's top five cable distributors.


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Optical Cable's state-of-the-art production processes continues to deliver high margin performance, with operating margins consistently above 20%. The operating margin for the third quarter of fiscal 2000 was 23.6%, compared to 22.9% for the same period in 1999. Gross margins increased to 45.5%, compared to 43.0% for 1999. Management attributed the slight increase to a changes sales mix and the number of volume orders.

Selling, general, and administrative expenses rose slightly $3.6 million, or 21.9% of sales for the third quarter of 2000, compared to $2.5 million, or 20.1% of sales for the third quarter of 1999. Management said the increase was due to an increase in its sales force, as well as an expansion of marketing efforts targeting both distributors and end users.

Optical Cable Corporation manufactures and markets a broad range of fiber optic cables for "high bandwidth" transmission of data, video, and audio communications over moderate distances. Optical Cable Corporation's cables can be used both indoors and outdoors and utilize a tight-buffer coating process that protects the optical fiber.

Note: This news release contains certain forward looking statements which include statements regarding the Company's expectations for its financial result as well as comments on its competitive positioning. Forward looking statements are beyond the Company's ability to control and in many cases the Company cannot predict what factors would cause actual results to differ materially from those indicated by the forward looking statements. The Company's documents filed with the Securities and Exchange Commission identify important factors which would cause actual results to differ materially from those indicated by the forward looking statements. These factors include statements about the Company's future growth, level of sales to key customers, actions by competitors, fluctuations in the price of raw materials, the Company's dependence on a single manufacturing facility, ability to protect its proprietary manufacturing technology, a dependence on a limited number of suppliers, technical changes and introductions of new competing products, productivity, international operations, weather as well as other factors.

NOTE: Further information on Optical Cable Corporation is available through our website on the World Wide Web at http://www.occfiber.com.

To receive additional information on Optical Cable Corporation, via fax, at no charge, dial 1-800- PRO-INFO and enter code OCCF.


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                            OPTICAL CABLE CORPORATION
                         CONDENSED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                             Three Months Ended          Nine Months Ended
                                   July 31,                   July 31,
                              2000          1999         2000          1999

    Net sales              $16,651       $12,603      $41,026       $35,879
    Cost of goods sold       9,075         7,179       22,335        20,022
                           -------       -------      -------       -------

    Gross profit             7,576         5,424       18,691        15,857
    Selling, general and
    admin. expenses          3,645         2,535        9,376         7,742

                           -------       -------      -------       -------
    Operating income         3,931         2,889        9,315         8,115

    Other income, net         (403)           10        1,514            94

                           -------       -------      -------       -------

    Net income before tax    3,528         2,899       10,829         8,209
                           =======       =======      =======       =======

    Income tax expense       1,241         1,082        3,812         2,981

                           -------       -------      -------       -------

    Net income              $2,287        $1,817       $7,017        $5,228
                           =======       =======      =======       =======
    Net income per share
    Basic                   $0.041        $0.032       $0.125        $0.092
    Diluted                 $0.040        $0.032       $0.124        $0.092
                           =======       =======      =======       =======

    Weighted average shares
    outstanding
    Basic                   56,357        56,610       56,282        56,610
    Diluted                 56,709        56,984       56,734        56,984
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                               BALANCE SHEET DATA
                                 (In thousands)

                                                     July 31,      July 31,
                                                       2000          1999

    Current assets                                    $34,758       $23,631
    Total assets                                       46,199        34,531

    Current liabilities                                 4,211         3,676
    Long-term debt                                          0             0
    Stockholders' equity                               41,988        30,658

    Total liabilities and stockholders' equity        $46,199       $34,531

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